Exhibit 99.1

1625 Broadway, Suite 2000
Denver, Colorado 80202
(303) 389-3600
(303) 389-3680 Fax

NEWS RELEASE

PATINA ANNOUNCES 2004 PRODUCTION AND YEAR-END RESERVES

DENVER, COLORADO — FEBRUARY 8, 2005 — PATINA OIL & GAS CORPORATION (NYSE:POG) today reported that its proved reserves rose almost 7% last year, exceeding 1.6 trillion cubic feet of gas equivalents (“Tcfe”) at year-end. During 2004, production averaged 322.2 MMcfe a day, a level 18% above that reported in the prior year. Production replacement for the year totaled 187%. As announced in December, Patina has entered into a merger agreement with Noble Energy, Inc. The merger is subject to customary conditions, including the approval of the stockholders of Patina and Noble Energy. A joint proxy statement covering the proposed transaction was recently filed with the Securities and Exchange Commission. The transaction is expected to close in the second quarter of 2005.

Proven reserves at year-end totaled 1.6 Tcfe, including 1,089 billion cubic feet (“Bcf”) of natural gas and 88.3 million barrels of oil, representing an increase of 103 Bcfe during the year. The Company’s reserves are audited by Netherland Sewell & Associates, Inc. The increase was due to positive performance revisions and discoveries of 212 Bcfe and upward revisions due to higher oil and gas prices and changes in costs of approximately 10 Bcfe. The increases were offset by 118 Bcfe of production. Acquisitions and dispositions of reserves during the year roughly offset each other.

At December 31st, the pretax present value of the Company’s proved reserves, based on constant prices and costs and discounted at 10% (“PV 10%”), totaled $3.1 billion, a 16% increase during the year. The value was calculated based on year-end NYMEX prices of $6.15 per MMBtu and $43.45 per barrel, resulting in average wellhead prices of $5.61 per Mcf and $41.48 per barrel, increases of 1% and 33%, respectively, from those in effect a year earlier. The calculation excludes the impact of hedging, which is reflected on the balance sheet. At year-end, reserves were 67% natural gas by volume and 82% of reserve value was attributable to proved developed wells. Based on fourth quarter production levels, the Company’s reserve life index stood at 13.2 years at year-end. As PV 10% is a non-GAAP measure, please see the attachment to this press release for the reconciliation to standardized measure.

During 2004, production averaged 322.2 MMcfe a day, a level 18% above that reported in 2003. Production averaged 333.6 MMcfe a day in the fourth quarter, comprised of 18,673 barrels and 221.6 MMcf, a level 6% over the prior year period and 2% above that reported in the third quarter.

Commenting, Thomas J. Edelman, the Company’s Chairman said, “We were again pleased with the growth in our production and reserves as well as our ability to replace 187% of production without the benefit of acquisitions. By year-end, bank debt had fallen to $297.0 million, a decrease of $119.0 million during the year. At December 31st, we had an inventory of more than 5,000 proven development projects, the largest in our history. Given the exceptional depth of our domestic onshore project inventory and the potential of Noble Energy’s Gulf of Mexico deepwater and international exploration and development opportunities, we are increasingly enthusiastic about our proposed merger and the combined company’s ability to generate attractive returns.”

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2003.

In connection with the proposed merger between Noble Energy and Patina (the “Merger”), the parties filed with the SEC a joint proxy statement/prospectus on Form S-4 on January 25, 2005. The proxy statement/prospectus contains important information about the Merger. These materials are not yet final and will be amended. Investors and security holders of Noble Energy and Patina are urged to read the joint proxy statement/prospectus filed, and any other relevant materials filed by Noble Energy or Patina because they contain, or will contain, important information about Noble Energy, Patina and the Merger. The preliminary materials filed on January 25, 2005, the definitive versions of these materials and other relevant materials (when they become available) and any other documents filed by Noble Energy or Patina with the SEC, may be obtained for free at the SEC’s website at http://www.sec.gov. In addition, the documents filed with the SEC by Noble Energy may be obtained free of charge from Noble Energy’s website at http://www.nobleenergyinc.com. The documents filed with the SEC by Patina may be obtained free of charge from Patina’s website at http://www.patinaoil.com.

Noble Energy, Patina and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Noble Energy and Patina in favor of the Merger. Information about the executive officers and directors of Noble Energy and their ownership of Noble Energy common stock is set forth in the proxy statement for Noble Energy’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2004. Information about the executive officers and directors of Patina and their ownership of Patina common stock is set forth in the proxy statement for Patina’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Noble Energy, Patina and their respective executive officers and directors in the Merger by reading the joint proxy statement/prospectus regarding the Merger, which is included in the Registration Statement on Form S-4 filed by Noble Energy with the SEC on January 25, 2005.

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Contact:	David J. Kornder
Executive Vice President and
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

Patina Oil & Gas Corporation

Proved Oil & Gas Reserve Summary

December 31, 2004

	Oil (MBbls)	Gas (MMcfs)	Equivalents (MMcfe)	(In thousands)%
				Future Net Cash Flows	Non-GAAP PV 10%
Area
Wattenberg	44,454	676,415	943,137	$3,688,344	$1,959,197	63%
Mid Continent	29,021	314,393	488,522	1,908,909	901,788	29%
San Juan	290	94,041	95,780	288,850	93,985	3%
Central & Other	14,520	4,446	91,564	290,018	174,602	5%

Total	88,285	1,089,295	1,619,003	$6,176,121	$3,129,572	100%

	Oil (MBbls)	Gas (MMcfs)	Equivalents (MMcfe)	(In thousands)%
				Future Net Cash Flows	Non-GAAP PV 10%
Category
Proved Developed Producing	47,245	554,521	837,991	$3,295,774	$1,956,441	62%
Proved Developed - Non Producing	18,210	213,082	322,339	1,353,911	625,377	20%

Total Proved Developed	65,455	767,603	1,160,330	4,649,685	2,581,818	82%
Proved Undeveloped	22,830	321,692	458,673	1,526,436	547,754	18%

Total Proved	88,285	1,089,295	1,619,003	$6,176,121	$3,129,572	100%

Comparison of Proved Reserves

2004 versus 2003

	2003	2004	Increase	% Increase
Proved Reserves
Oil (MBbls)	81,947	88,285	6,338	8%
Gas (MMcfs)	1,024,334	1,089,295	64,961	6%
Equivalents (MMcfe)	1,516,014	1,619,003	102,989	7%

Realized Prices
Oil ($ / Bbl)	$31.16	$41.48	$10.32	33%
Gas ($ / Mcf)	$5.54	$5.61	$0.07	1%

Benchmark Prices
Oil ($ / Bbl) - NYMEX	$32.52	$43.45	$10.93	34%
Gas ($ / MMBtu) - NYMEX	$6.19	$6.15	$(0.04)	-1%
Gas ($ / MMBtu) - CIG	$5.58	$5.52	$(0.06)	-1%
Gas ($ / MMBtu) - ANR	$5.72	$5.77	$0.05	1%
Gas ($ / MMBtu) - EPSJ	$5.61	$5.44	$(0.17)	-3%

Reconciliation of PV 10% to Standardized Measure (In thousands)	December 31, 2004
Future cash inflows	$9,772,879
Future costs
Production	(2,470,938)
Development	(1,125,821)

Future net cash flows	6,176,120
10% discount factor	(3,046,548)

PV 10% (Non-GAAP measure)	$3,129,572

Undiscounted income taxes	(2,021,454)
10% discount factor	991,183

Discounted income taxes	(1,030,271)

Standardized measure (GAAP measure)	$2,099,301

Management believes that the presentation of the non-GAAP financial measure of PV 10% provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes estimated to be paid, the use of a pre-tax measure provides greater comparability when evaluating companies. Management also uses this pre-tax measure in evaluating acquisition candidates. PV 10% is not a measure of financial or operating performance under GAAP. PV 10% should not be considered as an alternative to standardized measure as defined under GAAP.